Exhibit 10.49

SETTLEMENT AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS

1. This Settlement Agreement and Full and Final Release of Claims (“Agreement”) is between Daniel G. Eramian (“Eramian”) and Cell Therapeutics, Inc. (“CTI”). Eramian’s employment with CTI ended on November 15, 2012 (the “Separation Date”). The parties desire to settle any and all disputes between them. Eramian expressly acknowledges that this Agreement supersedes and replaces in its entirety the Severance Agreement between Eramian and CTI, as it may have been amended from time to time (the “Severance Agreement”), and that he is not entitled to any compensation from CTI other than as expressly set forth in this Agreement. Except for accrued vacation (which the parties agree is approximately 202 hours of pay, and salary for the pay period ending November 15, 2012), Eramian acknowledges that he has received all amounts owed for his regular and usual compensation and benefits through the date hereof.

2. Severance Payments.

a. In consideration of Eramian’s execution of this Agreement and for other good and sufficient consideration as described herein, CTI will pay Eramian an aggregate severance amount equal to Four Hundred Seventy Two Thousand, Five Hundred Dollars ($472,500.00), without interest, less legally required deductions, as follows: Thirty-three and one-third percent (33 1/3%) of such amount shall be paid on the first regularly scheduled payroll date on or after May 15, 2013 (such payroll date, the “Payment Date”), and the remaining sixty-six and two-thirds percent (66 2/3%) of such amount shall be paid in equal monthly installments over a period of twelve months beginning with the regular payroll date that is approximately one (1) month after the Payment Date.

b. In addition, CTI will pay Eramian a lump sum settlement payment equal to Ninety Four Thousand, Seven Hundred Thirty-Seven Dollars and Fifty Cents ($94,737.50) to be paid to Eramian on CTI’s first regularly scheduled payroll date after May 15, 2013, subject to any adjustments made after the accounting and dispute resolution process described in Paragraph 8 below is completed.

c. In the event CTI is delinquent in making a payment due to Eramian under the terms of this Agreement, CTI shall have a five (5) business day grace period following: written notice of delinquency from Eramian in which to make such payment. If payment is not made during the grace period, CTI shall pay interest on the unmade payment at a monthly interest rate of 1%, amortized daily.

3. COBRA Premiums. CTI will reimburse Eramian for COBRA premiums for himself and his dependents for a period of eighteen (18) months beginning December 2012, within thirty (30) days of receipt of evidence of Eramian’s payment of such premiums, provided that such reimbursement obligation will cease on the date Eramian and his dependents are covered under the medical plan of another employer, which does not exclude pre-existing conditions. If Eramian becomes covered by Medicare within the eighteen (18) month period, CTI will continue to reimburse Eramian for COBRA premiums for his dependents, and will also reimburse Eramian for the cost of Medicare supplement coverage and continued dental and vision coverage, with the total amount not to exceed the amount of his prior COBRA premium, for the remainder of the eighteen (18) month period. CTI will also continue to pay the premiums for life insurance it maintains for Eramian, as such insurance is in effect on the Separation Date, for eighteen (18) months following the Separation Date.

4. Payment of Attorney Fees and Costs. CTI will make a payment of Ten Thousand Dollars ($10,000.00) for attorney fees and costs, to Helsell Fetterman LLP, by January 8, 2013.

5. Resignations. Eramian’s employment with CTI ended on the Separation Date. Execution of this Agreement shall also constitute Eramian’s resignation from all other positions he held at CTI’s subsidiaries and affiliates, including all Board, Officer and Director Positions.

6. Mutual Release of Claims. Eramian agrees that in exchange for the consideration outlined in Paragraphs 2 through 4 herein, and on behalf of himself and his marital community, heirs, executors, successors and assigns, to release all known and unknown claims that he currently has against CTI and any of its current and former parents, subsidiaries, affiliates, related companies, joint ventures, their predecessors and successors, and with respect to each such entity, all of its past, present and future officers, directors, agents and/or employees (collectively referred to as the “Released Parties”), except claims that the law does not permit him to waive by signing this Agreement, and except claims related to unreimbursed travel and expense reports, to be determined by the accounting procedure set forth in Paragraph 8. This release includes, but is not limited to, any and all claims or causes of action arising under: (1) any federal, state, local or foreign law relating to employment discrimination (including the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., if applicable); (2) any federal, state, local or foreign law relating to employment or termination rights and/or benefits (including the Employee Retirement Income Security Act of 1974); and (3) any other basis for legal or equitable relief whether based on express or implied contract, tort, statute or other legal or equitable ground. Eramian further acknowledges that separation of his employment is permanent and the Released Parties have no obligation to notify Eramian of employment opportunities or to offer Eramian employment in any capacity after the Separation Date. Eramian understands that he is not waiving any claims arising from events occurring after the date Eramian signs this Agreement.

CTI, on behalf of itself, its current and former parents, subsidiaries, affiliates, related companies, joint ventures, their predecessors, successors, and assigns, agrees to release all known and unknown claims that it currently has against Eramian or his marital community, except claims related to potential travel expense reimbursements that may be reversed after the accounting described in Paragraph 8 below is completed.

It is understood and agreed that the waivers in this Agreement are not intended to waive Eramian’s rights: (a) to indemnification under any agreement with CTI, any applicable provision of CTI’s Bylaws, or any directors and officers liability insurance policy maintained by CTI, or pursuant to applicable law; (b) under ERISA or applicable plan documents to receive any accrued vested benefits and any benefits specifically reserved for him in this Agreement; or (c) respecting CTI’s obligations under this Agreement.

7. Restricted Stock Grant. CTI granted Eramian Thirty-Three Thousand Seven Hundred and Twelve (33,712) restricted shares of CTI common stock on or about November 29, 2011 that were scheduled to vest in November 2012 (the “Scheduled November Vesting Shares”). CTI and Eramian agree that, of the Scheduled November Vesting Shares, 21,424 shares will be vested on the Effective Date set forth in Section 18 hereof. CTI and Eramian also agree that any rights to the balance of the Scheduled November Vesting Shares (12,288) are forfeited back to CTI. Eramian agrees that he will take any further action as CTI may reasonably request in order to evidence such forfeiture. CTI agrees that it will pay Eramian $15,851.52 (12,288 shares multiplied by the closing price of a CTI share of common stock on December 27, 2012, at $1.29 per share), which reflects the approximate amount of tax withholding required in connection with the vesting of the 21,424 shares provided above and tax withholding required in connection with such payment. In the event that the actual amount of CTI’s aggregate tax withholding obligations in connection with such vesting and such payment exceeds $15,851.52, the severance payment set forth in the first paragraph of Section 2 above shall be reduced by such excess amount.

8. Accounting; Distribution of Amounts in Escrow; Dispute Resolution. The parties have agreed that the lump sum settlement amount to be paid to Eramian under Paragraph 2.b. above shall be held in a trust account at Stokes Lawrence, P.S., until May 15, 2013, to allow completion of the accounting of Eramian’ s travel expense reports currently being done by a third party retained by CTI. The accounting report and all back-up documentation will be provided to CTI and Eramian promptly after it is completed. If the accounting shows that any travel expense reimbursements to Eramian were overpaid, those amounts shall be distributed back to CTI. In the event that the accounting reflects that Eramian was overpaid for reimbursements beyond the amount held in the trust account, Eramian agrees that such amounts may be deducted from settlement amounts paid beginning on or about May 15, 2013. If the accounting shows that any additional travel or expense amounts are still owing to Eramian, CTI will pay those additional amounts into the trust account. If Eramian disputes the accounting, he may retain the services of a separate provider at his expense. If the accountings are not in agreement, the parties will first make a good faith effort to agree on the amount to be removed or added to the trust account. If the parties are unable to agree within a reasonable period (no more than two (2) months from completion of the accounting report), they agree to submit the issue to a mutually agreed independent accountant or arbitrator to arbitrate the dispute. If the parties are unable to agree, they will submit the claim to an arbitrator with JAMS with experience in accounting matters. The accountant or arbitrator shall review the accounting and any additional documentation provided by either party and reach a decision on the correct amount to be held in escrow and the amounts to be distributed to each party from the escrow account. The parties agree to split the costs of the arbitration initially, with the substantially prevailing party (as determined by the arbitrator) being entitled to reimbursement of those costs after the arbitration. Each party shall bear its own attorney fees and costs. The arbitrator’s decision on all issues will be final, and will not be subject to appeal by either party. Any distribution owing to CTI from the escrow account shall be made after the arbitration decision is final, and any distribution owing to Eramian from the escrow account shall be paid to Eramian on May 15, 2013.

9. Unemployment. CTI will not dispute any application Eramian may make for unemployment compensation, or contest any appeal thereof. CTI agrees to respond to any inquiry from the Employment Security Department by stating that Eramian was separated from employment not for any reason related to misconduct, but because the CEO had a different vision of how he wanted to move the company forward.

10. Non-Admission Clause. Eramian and CTI agree that this Agreement is not an admission of guilt or wrongdoing by the other party or the Released Parties and acknowledge that the Released Parties do not believe or admit that they have done anything wrong, Eramian has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Agreement purports to waive. Eramian understands that nothing in this Agreement prevents him from filing or prosecuting a charge with any administrative agency relating to any released claims; however, Eramian agrees that he will not seek any damages or other relief for himself, and waives any claim for damages, and/or other personal relief.

Further, Eramian agrees to cause the withdrawal or dismissal with prejudice of any claim he has purported to waive in this Agreement. If he is ever awarded or recovers any amount as to a claim he has purported to waive in this Agreement, he agrees that the amount of any award or recovery shall be reduced by the amounts he was paid under this Agreement, with the setoff being appropriately adjusted for his return of any such amounts. If such a setoff is not effected, Eramian promises to pay, or assign his right to receive, the amount that should have been setoff to CTI.

11. Confidential CTI Information. Eramian agrees to maintain and preserve all confidential information and trade secrets of CTI of which he is aware. Such Confidential Information includes, but is not limited to, information about sales of any CTI products, the marketing of those products, and potential plans or strategies for increasing sales of those products. Eramian agrees that he will not, unless he is legally compelled to do so by subpoena or court order and then only after written notice at least five (5) days prior to the return date of the subpoena or court order, discuss with, relate to, complain to, or bring to the attention of any governmental agency, whether state, local or federal, or any other person, including media, any of CTI’s Confidential Information and trade secrets. Notice of subpoena or court order shall be delivered to the attention of Legal Affairs, Cell Therapeutics, Inc., 3101 Western Avenue, Suite 600, Seattle WA 98121. To the extent prohibited by law, this paragraph does not prevent Eramian from participating in government investigations.

12. No Rehire. Eramian understands and agrees that, as a condition of receiving the consideration described in Paragraph 2 and 3 herein, he will not be entitled to any future employment with CTI, its subsidiaries or affiliates. Eramian further agrees that he will not apply for or otherwise seek future employment with or engagement by CTI, its subsidiaries or affiliates in any capacity, including employee, independent contractor or vendor.

13. Return of CTI Property. Eramian agrees that no later than January 8, 2013, he will return to CTI all laptops, iPads, iPhones, key cards, corporate credit card and phone card, if any, and any other CTI equipment or property in his possession or control, including but not limited to hardware, software, email files, source code, memos, notes, OneNote notebooks, tables, spreadsheets, PowerPoint decks, white papers, reports, financial or marketing data, status reports, customer lists, research data and any other proprietary or confidential data, documents and materials in any form or media (collectively, “CTI Property”). Eramian also agrees that he has permanently deleted all CTI Property from any computer, electronic device, or storage device that is in his possession, custody or control, including (without limitation) desktop and laptop computers, mobile telephones, tablet devices, memory sticks, disks, and hard drives. This paragraph does not apply to the security and camera systems installed in Eramian’s home by CTI last year. If CTI wishes to have either or both of those systems removed, CTI agrees to arrange a convenient time for such removal with Eramian, and to repair promptly any damage to the home or fixtures, and to ensure that the home electrical, cable, and internet connection systems are not damaged by the removal.

14. Cooperation. Eramian agrees to cooperate with CTI in all matters and/or proceedings arising out of the CTI’s business about which Eramian has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, administrative matters and lawsuits (including pretrial discovery). Eramian agrees to make himself available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by CTI, providing any and all documents in his possession that relate to the proceedings, and providing assistance in locating any and all relevant notes and/or documents as necessary, provided that CTI shall pay Eramian for consulting work at a rate of $195 per hour to be capped at $1,500.00 per day for any activities under this paragraph and CTI shall reimburse Eramian for all reasonable travel expenses associated with such activities. CTI shall work with Eramian as reasonably practical to schedule the activities contemplated by this paragraph so as not to unreasonably interfere with Eramian’s other commitments. CTI shall promptly notify Eramian in the event it receives any subpoena or other notice of any claim or investigation in which Eramian may be requested by CTI to become involved.

15. Entire Agreement. Eramian and CTI acknowledge that this Agreement contains the entire agreement of CTI and Eramian as to matters discussed in it and that it merges any and all prior written and oral communications concerning those matters. Other than what is expressly stated in this Agreement, no different or additional promises or representations of any kind have been made to induce Eramian to sign this Agreement, which he signs freely and in the absence of any coercion or duress whatsoever. Eramian understands that the terms of this Agreement may not be modified, amended or superseded except by a subsequent written agreement signed by Eramian and the undersigned CTI representative.

16. Enforcement, Jurisdiction and Venue; Attorney Fees. The parties agree that the laws of the State of Washington will govern in any action brought by either party to interpret or enforce the terms of this Agreement, without regard to principles of conflicts of laws that would call for the application of the substantive law of any jurisdiction other than the State of Washington. The parties further agree that any dispute arising in connection with the execution and/or operation of this Agreement will be decided as follows: (1) any disputes related to the accounting and final distribution of the amount held in escrow under Paragraph 8 above will be determined in accordance with the dispute resolution procedure specified in Paragraph 8; (2) all other disputes will be determined in a state or federal Washington court of competent jurisdiction, to whose personal jurisdiction the parties agree to submit. The substantially prevailing party in any such court action shall be entitled to its reasonable attorney fees and costs, including fees and costs on appeal. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable (with the exception of the Release contained in Paragraph 6), the remainder of this Agreement will remain fully valid and enforceable. To the extent any terms of this Agreement are called into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

17. Remedy for Certain Breaches. Eramian acknowledges that in consideration for the covenants and provisions set forth in Paragraphs 11 and 12 of this Agreement, CTI has agreed to the consideration provided herein, and that the provisions of Paragraphs 11 and 12 are required for the fair and reasonable protection of CTI. Eramian further agrees that a breach of any of the covenants, obligations or agreements set forth in Paragraphs 11 and 12 will result in irreparable and continuing damage to CTI in its business and property for which there will be no adequate remedy at law, and that Eramian agrees that in the event of any such breach CTI and its successors or assigns shall be entitled to injunctive relief, without the payment of bond, to restrain such breach by Eramian, and to such other and further relief (including damages) as is proper under the circumstances.

18. Older Worker Benefit Protection Act. In compliance with the terms of the Age Discrimination in Employment Act and the Older Worker Benefit Protection Act, Eramian expressly acknowledges that he has consulted with counsel prior to signing this Agreement, that be understands its terms that he is not waiving rights or claims arising after the date he signs this Agreement, and that he is receiving consideration for his release of claims to which he would not otherwise be entitled. Eramian understands that he may take up to twenty-one (21) days to consider this Agreement Eramian understands that he may sign this Agreement before the end of the 21-day consideration period but may not be required to do so. Eramian understands that after he signs this Agreement, he has an additional seven (7) days to revoke the Agreement by providing written notice of such revocation to the attention of Legal Affairs, Cell Therapeutics, Inc., 3101 Western Avenue, Suite 600, Seattle, Washington 98121. Eramian understands that this Agreement shall not become effective or enforceable until the eighth (8th) day following the date he signs and returns this Agreement, provided that he does not timely revoke the Agreement (the “Effective Date”).

This Agreement was initially delivered to Eramian on November 5, 2012, and Eramian agrees that the 21-day period outlined in Paragraph 16 will not be re-set based on any changes to this Agreement since that date.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT AND RELEASE, THAT I FULLY UNDERSTAND ITS FINAL AND BINDING EFFECT, THAT BY SIGNING INTENDED TO FULLY AND FINALLY RELEASE ANY AND ALL CLAIMS I MAY HAVE AGAINST CTI AND THE OTHER RELEASED PARTIES DESCRIBED IN PARAGRAPH FIVE (5) ABOVE, AND THAT, PRIOR TO SIGNING THIS AGREEMENT AND RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

DANIEL G. ERAMIAN:

/s/ Daniel G. Eramian	Date January 4, 2013

CELL THERAPEUTICS, INC.:

By:	/s/ James Bianco, M.D.	Date January 3, 2013
Its: President and Chief Executive Officer

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